Exhibit 5.8

[Letterhead of Dentons US LLP]

November 19, 2014

Hilton Worldwide Finance LLC

Hilton Worldwide Finance Corp.

7930 Jones Branch Drive

Suite 1100

McLean, Virginia 22102

Re:	Registration Statement on Form S-4

Ladies and Gentlemen:

We have acted as special counsel to SALC, Inc. (the “Company”), a subsidiary of Hilton Worldwide Finance LLC, a Delaware limited liability company (the “Parent”), in connection with the Registration Statement on Form S-4 (as amended, the “Registration Statement”) filed by the Parent, Hilton Worldwide Finance Corp., a Delaware corporation (together with the Parent, the “Issuers”), the Company and the other guarantors named therein (together with the Company, the “Guarantors”) with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Act”) and the rules and regulations thereunder (the “Rules”), relating to the issuance by the Issuers of up to $1,500,000,000 aggregate principal amount of 5.625% Senior Notes due 2021 which have been registered under the Act (the “Exchange Notes”) and the issuance by the Guarantors of guarantees (the “Exchange Guarantees”) with respect to the Exchange Notes. The Exchange Notes and the Exchange Guarantees will be issued under that certain Indenture, dated as of October 4, 2013, among the Issuers, the Guarantors and Wilmington Trust, National Association, as trustee (as amended by that certain First Supplemental Indenture, dated as of October 25, 2013, among the Guarantors party thereto and Wilmington Trust, National Association, as trustee and the Second Supplemental Indenture, dated as of September 8, 2014, among the Guarantors party thereto and Wilmington Trust, National Association, as trustee) (the “Indenture”). The Exchange Notes will be offered by the Issuers in exchange for any and all of the Issuers’ outstanding unregistered 5.625% Senior Notes due 2021.

We are delivering this opinion letter to you at your request in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Act.

In connection with rendering the opinions set forth in this opinion letter, we have reviewed originals or copies of the following documents (collectively, the “Transaction Documents”):

(i)	the Indenture (including the form of Exchange Note set forth therein);

(ii)	the Registration Statement;

(iii)	the Purchase Agreement, dated as of September 20, 2013, as supplemented by the related Joinder Agreement, dated as of October 25, 2013, among the Issuers, the Company, the other Guarantors party thereto and Merrill Lynch, Pierce, Fenner & Smith Incorporated (“Merrill Lynch”); and

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(iv)	the Registration Rights Agreement, dated as of October 4, 2013, as supplemented by the related Joinder Agreement, dated as of October 25, 2013, among the Issuers, the Company, the other Guarantors party thereto and Merrill Lynch.

Further, in connection with rendering the opinions set forth in this opinion letter, we have reviewed originals or copies of the following documents:

(i)	a copy of the Articles of Incorporation, dated April 16, 1996, of the Company (the “Articles of Incorporation”), as certified by the Secretary of State of the State of Texas (the “Governmental Authority”) on November 18, 2014;

(ii)	a copy of the By-laws of the Company, as amended on August 20, 2014 (collectively with the Articles of Incorporation, the “Organizational Documents”), as delivered to us by the Company;

(iii)	a copy of the Action by Written Consent of the Board of Directors of the Company, dated as of October 25, 2013, (the “Resolutions”), as adopted with respect to the Company by W. Steven Standefer, delivered to us by the Company;

(iv)	Certificate of Good Standing of the Company, as of a recent date, issued by the Governmental Authority; and

(v)	certificate to counsel from the Company, dated the date hereof (the “Certificate to Counsel”).

In addition, we have examined originals or copies authenticated to our satisfaction of such corporate records, certificates of officers of the Company and public officials, and other documents as we have deemed relevant or necessary in connection with our opinions set forth herein. We have relied, without independent verification, on certificates of public officials and, as to questions of fact material to such opinions, upon the representations of the Company set forth in Transaction Documents, Certificate to Counsel or such certificates of officers and other representatives of the Company and factual information we have obtained from such other sources as we have deemed reasonable. We have not independently verified the accuracy of the matters set forth in the written statements or certificates upon which we have relied.

We have assumed (i) the genuineness and authenticity of all documents examined by us and all signatures thereon, and the conformity to originals of all copies of all documents examined by us; (ii) that the execution, delivery and/or acceptance of the Transaction Documents have been duly authorized by all action, corporate or otherwise, necessary by the parties to the Transaction Documents other than the Company (the “Other Parties”); (iii) the legal capacity of all natural persons executing the Transaction Documents; (iv) that each of the Other Parties has satisfied those legal requirements that are applicable to it to the extent necessary to make the Transaction Documents enforceable against it; (v) that each of the Transaction Documents constitutes a valid and binding obligation of the Other Parties and is

November 19, 2014

enforceable against the Other Parties in accordance with its terms; (vi) that each of the Other Parties has complied with all legal requirements pertaining to its status as such status relates to its rights to enforce the Transaction Documents; (vii) that the Transaction Documents accurately describe and contain the mutual understandings of the parties, and that there are no oral or written statements or agreements or usages of trade or courses of prior dealings among the parties that would modify, amend or vary any of the terms of the Transaction Documents; (viii) that the Other Parties will act in accordance with, and will refrain from taking any action that is forbidden by, the terms and conditions of the Transaction Documents; (ix) the constitutionality or validity of a relevant statute, rule, regulation or agency action is not in issue; (x) all agreements other than the Transaction Documents with respect to which we have provided advice in our letter or reviewed in connection with our letter would be enforced as written; (xi) that there has not been any mutual mistake of fact or misunderstanding, fraud, duress or undue influence; (xii) that each of the Other Parties and any agent acting for it in connection with the Transaction Documents have acted without notice of any defense against the enforcement of any rights created by, or adverse claim to any property transferred pursuant to, the Transaction Documents; (xiii) the compliance of the offer to exchange (the “Exchange Offer”) by the Issuers and the Guarantors and of the conduct of the parties to the Exchange Offer with any requirement of good faith, fair dealing and conscionability; and (xiv) the due qualification of the Indenture under the Trust Indenture Act of 1939, as amended.

For purposes of this opinion letter, “Applicable Laws” means the laws, rules and regulations that a counsel in Texas exercising customary professional diligence would reasonably be expected to recognize as being applicable to the Company or the Transaction Documents, but excluding those areas of law that are expressly excluded from the scope of the opinions in this opinion letter.

Based on the foregoing, and in reliance thereon, and subject to the qualifications, limitations and exceptions stated herein, we are of the opinion, having due regard for such legal considerations as we deem relevant, that when (a) the Registration Statement has been declared effective by the Commission, and (b) the Exchange Securities have been duly executed, authenticated, issued and delivered in accordance with the provisions of the Indenture and the Registration Statement:

1. The Company is a corporation validly existing and in good standing under the law of the State of Texas.

2. The Company has the corporate power and authority to execute and deliver the Indenture, including the Exchange Guarantee, and to perform its obligations thereunder.

3. The Company has duly executed and delivered the Indenture, including the issuance of the Exchange Guarantee.

4. The execution and delivery by the Company of the Indenture, including issuance of the Exchange Guarantee, and the performance by the Company of its obligations thereunder, do not (a) violate the Company’s Organizational Documents, or (b) violate any Applicable Law.

The foregoing opinions are subject to the following exceptions, qualifications and limitations:

November 19, 2014

1. Our opinions are subject to the effect of federal and state bankruptcy, insolvency, reorganization, arrangement, moratorium, fraudulent conveyance and other laws relating to or affecting the rights of secured or unsecured creditors generally (or affecting the rights of only creditors of specific types of debtors), with respect to which we express no opinion.

2. Our opinions are further subject to limitations imposed by general principles of equity or public policy upon the enforceability of any of the remedies, covenants or other provisions of the Transaction Documents, including, without limitation, concepts of materiality, good faith and fair dealing and upon the availability of injunctive relief or other equitable remedies, and the application of principles of equity (regardless of whether enforcement is considered in proceedings at law or in equity).

3. Our opinions are subject to the effect of the rules of law that:

a.	limit or affect the enforcement of provisions of a contract that purport to waive, or to require waiver of, (i) the obligations of good faith, fair dealing, diligence and reasonableness, (ii) broadly or vaguely stated rights, (iii) statutory, regulatory or constitutional rights, except to the extent that the statute, regulation or constitution explicitly allows waivers; (iv) unknown future defenses; and (v) rights to damages;

b.	provide that choice of law, forum selection, consent to jurisdiction, and jury waiver clauses in contracts are not necessarily binding;

c.	limit the availability of a remedy under certain circumstances where another remedy has been elected;

d.	provide a time limitation after which a remedy may not be enforced;

e.	limit the enforceability of provisions releasing, exculpating or exempting a party from, or requiring indemnification of a party for, liability for its own action or inaction, to the extent the action or inaction involves gross negligence, recklessness, willful misconduct, unlawful conduct, or violations of federal or state securities laws or regulations or public policy;

f.	may, where less than all of a contract may be unenforceable, limit the enforceability of the balance of the contract to circumstances in which the unenforceable portion is not an essential part of the agreed exchange;

g.	govern and afford judicial discretion regarding the determination of damages and entitlement to attorneys’ fees and other costs;

h.	may permit a party that has materially failed to render or offer performance required by the contract to cure that failure unless (i) permitting a cure would unreasonably hinder the aggrieved party from making substitute arrangements for performance, or (ii) it was important in the circumstances to the aggrieved party that performance occur by the date stated in the contract; and

November 19, 2014

i.	may in the absence of a contemporaneous waiver or consent, discharge a guarantor to the extent that (i) action by a creditor impairs the value of collateral security for guaranteed debt to the detriment of a guarantor, or (ii) a guaranteed obligation is materially modified.

We do not express any opinion as to the laws of any jurisdiction other than the laws of the State of Texas.

This opinion letter speaks only as of the date hereof. We assume no obligation to update or supplement this opinion letter if any applicable laws change after the date of this opinion letter or if we become aware after the date of this opinion letter of any facts or other developments, whether existing before or first arising after the date hereof, that might change the opinions expressed above.

We hereby consent to the filing of this opinion letter as Exhibit 5.8 to the Registration Statement and to the use of our name under the caption “Legal Matters” in the Registration Statement and the prospectus that forms a part thereof. In giving these consents, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission.

This opinion letter may be relied upon by Simpson Thacher & Bartlett LLP, as if it were addressed to it, in rendering its opinion in connection with the registration of the Exchange Notes and the Exchange Guarantees and the issuance of the Exchange Notes and the Exchange Guarantees as described in the Registration Statement.

This opinion is limited to the matters set forth herein; no opinion may be inferred or implied beyond the matters expressly stated in this letter.

Very truly yours,

/s/ Dentons US LLP